Exhibit (b)(2)

                           NVEST CASH MANAGEMENT TRUST

               Amendment to the By-Laws (adopted August 25, 2000)

The following Article 11 is hereby added to the By-Laws:

                                   ARTICLE 11

11.1 Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.





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